SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                           THE SECURITIES ACT OF 1933

                            Nyer Medical Group, Inc.
              (Exact Name of Registrant as Specified in Its Charter)

                				Florida
           (State or Other Jurisdiction of Incorporation or Organization)

                                   01-0469607
                       (I.R.S. Employer Identification No.)

                     1292 Hammond Street, Bangor, Maine  04401
                                 (207) 942-5273
      (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                   Samuel Nyer
                               1292 Hammond Street
                               Bangor, Maine  04401
                                  (207) 942-5273
  (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                               of Agent For Service)

    A copy of all communications, including communications sent to the agent for service, should be sent to:
                                 Steven H. Weitzen, Esq.
                             Ehrenreich Eilenberg & Krause LLP
                                  11 East 44th Street
                                  New York, NY 10017
                                    (212) 986-9700

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered: Common Stock, par value
                                                    $0.0001 per share
--------------------------
Amount to be Registered:  15,873 Shares(1)
----------------
Proposed  Maximum Aggregate Price Per Unit (2): $2.28
-------------------
Proposed  Maximum Aggregate Offering Price (2): $36,191.00
---------------
Amount of Registration Fee:  $10.00
--------------------



(1) All of these shares are outstanding shares, which may be sold, from time to time, by a selling security holder.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of our common stock on July 30, 2001, as reported by the Nasdaq SmallCap Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.























     The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement is filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         SUBJECT TO COMPLETION, DATED AUGUST 2, 2001


                                PROSPECTUS


                          NYER MEDICAL GROUP, INC.
                               Common Stock



A security holder may sell, from time to time, up to 15,873 shares of our common stock. The selling security holder may sell shares:

* through the Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

* directly to purchasers or through agents, brokers, dealers or underwriters; and

* at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

 Our common stock is traded and quoted on the Nasdaq SmallCap Market under the symbol "Nyer." The closing price of the common stock on July 30, 2001, was $2.21.

Investing in our securities involves certain risks. See "Risk Factors" beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



The date of this prospectus is August 2, 2001













CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date such any such statement is made.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     * Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
     * Annual Report on Form 10-K for the year ended December 31, 2000;

We will provide without charge, upon written or oral request, a copy of any or all of the documents, which are incorporated by reference into this prospectus, other than exhibits to such documents unless such documents are specifically incorporated by reference. Requests should be directed to: Nyer Medical Group, Inc., Attention: Corporate Secretary, 1292 Hammond Street, Bangor, Maine 04401, telephone number: (207) 942-5273.








                                        2


                          NYER MEDICAL GROUP, INC.

           General

     	Nyer Medical Group, Inc. (Nyer), a Florida corporation incorporated in 1991, is a holding company with operations in the following segments:

    	Medical and surgical supplies, diabetic and internet. Two wholly owned subsidiaries, ADCO Surgical Supply, Inc. (ADCO) and ADCO South Medical Supplies, Inc. (ADCO South), are engaged in the wholesale and retail sale of surgical and medical equipment and supplies throughout New England and Florida. ADCO also has operations in the Las Vegas, Nevada area. Additionally, ADCO has a division that delivers blood glucose meters, test strips, lancets and penlets, control solutions and alcohol prep pads to individual diabetics directly at their homes. Nyer Internet, Inc. (Nyer Internet), which is also a wholly-owned subsidiary, is involved in internet sales of medical equipment and supplies.

    	EMT, fire, police equipment and supplies. Anton Investments, Inc. (Anton) and Conway Associates, Inc. (Conway), each 80% owned by Nyer, sell wholesale and retail equipment, supplies and novelty items to emergency medical services, fire and police departments throughout most of New England. SCBA, Inc. (SCBA), 80% owned by Nyer, repairs and services fire departments' self-contained breathing apparatus.

    	Pharmacy chain. D.A.W., Inc. (Eaton), 80% owned by Nyer, is a chain of pharmacy drug stores located in the suburban Boston, Massachusetts area.

    	Corporate. Included in corporate segments are two entities, both are accounted for as discontinued operations. Nyer Nutritional Systems, Inc. (Nyer Nutritional), incorporated in Delaware in 1996, 80% owned by Nyer, has patented liquid nutritional formulas for tube feedings. Genetic Vectors, Inc. (Vectors), is a biotechnology company based in Florida, of which Nyer owns a 19.8% interest.

    	Nyle International Corp. (Nyle). owns 20.9 % of our common stock.

Medical Products/Service

ADCO - ADCO South

     	ADCO started as a quality distributor of home health, medical, surgical and laboratory supplies and equipment in Bangor, Maine in 1963. In fiscal year 2000, ADCO generated net sales of approximately $6.5 million. ADCO supplies many areas of health care products. ADCO sells to physician offices, clinics, health centers, nursing homes, visiting nurse associations, individual health care consumers and specialty equipment to hospitals. The products supplied include gloves, incontinence products, laboratory supplies and equipment, surgical supplies and equipment as well as diagnostic equipment.

     	The various products supplied by the retail division are motorized rehabilitative equipment such as stair glides, chair lifts, scooters, wheelchairs and hospital beds, various kinds of rehabilitative aids utilized by persons who are rehabilitating from operations, serious illnesses and accidents, diagnostic kits, incontinence supplies, medical equipment (both disposable and

                                        3

reusable), oxygen and associated supplies, diabetic supplies, and various other products including nursing uniforms and shoes.

     	In August 1998, we started a division called Nyer Diabetic Supplies. This division delivers blood glucose meters, test strips, lancets and penlets, control solutions and alcohol prep pads to individual diabetics directly at their homes.

     	In February 1999, ADCO started a respiratory therapy division within its home care operations. This division specializes in oxygen and nebulizer supplies and equipment for patients who have chronic respiratory problems, as well as equipment for patients with sleep disorders. The population of respiratory patients is increasing. Currently, this division has 285 patients as compared to 158 patients for the same period in 1999. We expect to increase this number with the ADCO name and the quality of service provided to our customers. ADCO currently employs two-full time respiratory therapists. Therefore, all of ADCO's home care division customers now have access to a respiratory therapist or a service technician 24 hours a day.

     	ADCO is one of the larger independent wholesale medical distributors located in New England (excluding national competitors), with a wholesale customer base of over 1,375 active customers.

     	ADCO and ADCO South provide over 5,000 stocked items in their respective warehouses and have access to the inventory of over 5,000 of the industry's suppliers. Although the inventories of both companies share common items, the need for items relative to their geographic regions are accomplished through warehouse transfers. This enables a larger mix of products to be available from either company and both benefit from the synergies available from two combined inventories.

     	ADCO, pursuant to industry trade practices, is a distributor for two lines of incontinence products and generates over 10% of its annual revenues from these lines.

     	ADCO/ADCO South are members of the National Distribution and Contracts
(NDC), a coalition of three dealer associations; ABCO, Starline, and CIDA. This is a nationwide group of over 230 wholesale distributors who join together for private label branded products and price concessions from industry suppliers. ADCO enjoys rights to CIDA products in its primary market areas. The combination of the three groups positions NDC to compete with the large national distributors. NDC's dealer network is the largest coalition of independent dealers in the United States.

     	ADCO also has an in-house service department to repair the customer's equipment and maintains an inventory of common types of equipment to meet the needs of those customers who require loaner equipment while theirs is being serviced.

     	ADCO achieves over a 95% plus order fill rate, which serves to further increase customer service and loyalty. ADCO's inventory turns over only six to seven times per year due to its desire to maintain high service levels and a large inventory of specialty home care and rehab equipment.


                                        4
      ADCO derives 89% of its revenues from sales to wholesale customers (which primarily includes nursing homes and physician offices), while the balance comes from its retail and home health customers. ADCO maintains a 23,000 square foot facility and has a 3,000 square foot retail showroom located within its facility.

     	In 1997, ADCO opened a small branch office outside of Las Vegas, Nevada, ADCO Southwest. The employees of this branch have extensive knowledge of the sale of pharmaceuticals and are helping ADCO/ADCO South expand their business into the distribution of pharmaceuticals. ADCO/ADCO South currently have 9% of their sales in pharmaceuticals.

	ADCO South began operations in 1992. ADCO South generated approximately $1.25 million in net sales for 2000. ADCO South's sales are from medical supplies and equipment primarily to physicians and clinics in the Palm Beach and Broward County areas of South Florida. It does virtually no home health care business. ADCO South operates out of a 6,172 square foot building located in West Palm Beach, Florida.

     	Marketing

	We continue to market our group buying programs to a large number of physicians, long-term care facilities and clinics through the national NDC Group Provider Program. This program enables customers to receive the pricing benefits of a large national organization, while providing customers with the advantages of interacting with independent dealers.

     	ADCO's sales are achieved through the services of four independent sales representatives who travel throughout New England contacting existing and potential customers and through tele-marketing, catalogs and mailing campaigns for existing customer accounts. ADCO South's selling efforts are assisted by the three Florida-based salespersons.

     	Competition

     	All aspects of our medical products business are subject to significant competition. Our national competitors generally have substantially greater financial resources and other competitive advantages, although they traditionally concentrate on hospitals. Nonetheless, ADCO/ADCO South believe they have certain competitive advantages which enable them to compete favorably with larger competitors because of their ability to be flexible and creative for their customers.

     	Unlike major competitors that concentrate on serving large hospitals, ADCO derives only limited revenues from hospitals. ADCO serves hospitals on a specialty basis providing equipment and services to physician managed and owned offices. ADCO South does not service hospitals and has no intention of attempting to serve that market. ADCO estimates that approximately 35% of its wholesale business is derived from sales to physicians, 35% to nursing homes, 10% to its home care division, 5% to supply ADA accessibility equipment, 5% to hospitals and 10% to various other health care consumers. 90% of ADCO South and ADCO Southwest sales are derived from physicians, with 10% to various other health care consumers. The most important competitive factors are ADCO/ADCO South's commitment to service and ADCO's ability to repair rehabilitative and medical equipment throughout its large market area.

                                        5
      The national market for wholesale distribution of medical and home health care supplies is served in large part by McKesson, PSSI, Cardinal and Owens & Miner. PSSI is the largest national supplier of supplies to physician offices and clinics. Although hospitals are believed to constitute most of these companies largest customer group, these companies claim to serve over 17,000 other customers including physicians and clinics throughout the United States, including the New England area. Despite the presence of larger companies, ADCO/ADCO South believe the distribution of medical products in physician sites and long-term care facilities are still controlled by many small local and regional distributors.

    	 Backlog/Seasonality

    	 Our medical products businesses has never had a significant amount of back orders due in large part to the fact that it fills its orders rapidly and has a very high in stock-order fill rate.

     	 Our medical products/services businesses generally are not seasonal.

Nyer Internet

     	In May of 1999, we embarked on both business to business (b2b) and business to consumer (b2c) Internet commerce, beginning with an interactive web site, medicalmailorder.com. Nyer is developing multiple web sites. These sites will be used to aid in directing the consumers through an on-line medical mall and its store directories to locate the appropriate site that best fits their medical needs. We currently own four active web sites that have interactive and secure on-line transactions. The synergies from our medical distribution business with our on-line business has enabled us to grow this subsidiary.
Sales for 2000 of Nyer Internet were $312,507 as compared to $43,045 for 1999.

EMT, Fire, Police Products/Services Business

Anton Investments, Inc. - Conway Associates, Inc. - SCBA, Inc.

     	Anton is a distributor of fire, police and rescue equipment and supplies that are sold to municipal and industrial accounts throughout most of the New England area. Anton generated approximately $2.5 million in net sales for 2000.

     	Prior to our purchase of an 80% interest in Anton Investments Inc. in 1993 (together with Mr. and Mrs. Michael Anton retaining the other 20%), Anton had been in business since 1980. Anton conducts approximately 80% of its business with municipal and industrial fire departments, while law enforcement agencies and emergency rescue units comprise 10% each. Anton continues to broaden its market area, with approximately 55% of its sales now taking place in Maine, 25%
in New Hampshire, 3% in Vermont, 15% in Massachusetts, with the remaining 2% outside of New England.

     	Anton divides its activities among four overlapping areas: (1) the distribution of equipment used by municipal and industrial fire departments, public law enforcement agencies, emergency medical and rescue units; (2) the sale of turnout gear, custom uniforms, footwear and other items of apparel worn by these professions; (3) the sales and services of new and used fire apparatus; and (4) the exclusive gift shop for the fire, police and rescue personnel and their families, with merchandise such as badges, insignia decals, helmet fronts,

                                        6
vehicle markers, flashing warning lights, children and adult t-shirts, toys, rings and novelty gift items.

     	Anton maintains an extensive inventory of its most popular products at its various locations, which includes Maine, New Hampshire and Massachusetts. While Anton generally is able to fill orders from its own inventory on a same day basis, it has established arrangements with most of its suppliers whereby non-inventoried items and special orders can be drop-shipped by the manufacturer to the customer with the same degree of responsive service.

     	We and Mr. and Mrs. Michael Anton, acquired 80% and 20%, respectively, of Conway's stock in February 1996. Conway is a distributor of fire and rescue equipment and supplies that are sold to municipal and industrial accounts throughout most of the New England area. Conway is located in Massachusetts. Conway had net sales in 2000 of approximately $2.3 million.

     	Conway conducts about 95% of its business with municipal and industrial fire departments, with the remainder being emergency rescue units throughout New England. Conway has been in business since 1971. Its market area is approximately 40% in Massachusetts, 18% in New Hampshire, 28% in New York, 5% in Vermont, 5% in Maine, with the remainder outside of New England.

     	Anton and Conway distribute to the following: municipal and industrial fire departments, industrial and power supply companies, and emergency medical and rescue units. Conway sells turnout gear, footwear and other items of clothing worn by these companies, equipment and supplies that are used in these industries, and the sales and service of new and used fire and ambulance apparatus.

     	Conway maintains a limited inventory. It has access to Anton's inventory and through its many suppliers, can drop ship or ship items directly to customers within a few days.

	SCBA repairs and services fire departments' self-contained breathing apparatus.

     	We have a policy requiring less than wholly-owned subsidiaries to reimburse us monthly for its costs in providing management services as follows:
Anton $1,500; Conway $2,000; and SCBA $250. They are also required to reimburse Nyer for any additional legal, auditing and accounting fees.

     	During 1999, we recorded an impairment loss of $280,445, as a result of continuing and increasing operating losses at Conway. During 2000, we recorded an impairment loss of $42,666, as a result of continuing and increasing operating losses at Anton.

     	Mr. and Mrs. Michael Anton resigned from Anton Enterprises in October and November 1999, respectively. In March 2001, they opened a business similar to Anton's business. Anton's sales have been declining since 1997 due to increased competition as competitors opened new locations in Anton's territories.

     	Marketing and Sales

     	Anton markets and sells its products throughout New England via telemarketing, a retail store and its own catalog, and an inside and outside sales force.
                                        7
     	Conway's marketing and sales are achieved through flyers and direct calls from inside and outside sales force.

		Competition

     	All of Anton's and Conway's fire, police and rescue products are subject to competition. Some of this competition is through companies utilizing direct mail or telemarketing efforts.

     	Backlog/Seasonality

     	Anton and Conway do not experience significant back orders at any time during the year.

     	Anton and Conway business are not generally seasonal.

Pharmacy Chain

Eaton Apothecary

     	In August 1996, we acquired 80% of D.A.W., Inc. d/b/a Eaton Apothecary (Eaton), a chain of pharmacies operating in the greater Boston area. Sales grew from $25.3 million in 1999 to $29.1 million in 2000. This is an increase of 15.2%. Eaton had 11 stores as of June 30, 2001 and December 2000 and 12 stores as of December 1999. Each of the five minority shareholders (except in one case, the husband of a shareholder) continues employment under a five-year employment contract with Eaton, which commenced in August 1996. Control of the Board of Directors of Eaton is split between representatives from Nyer and Eaton. Additionally, one member of Eaton's management occupies a seat on our Board of Directors.

     	The competitiveness of the retail pharmacy market continues to intensify with many different channels of retail and non-retail competition. All of the stores posted sales increases despite continued competition from national chain drug stores, supermarket chains, HMO's, and internet services. Eaton's gross profit margin increased to 19.2% as compared to 18.3% for 1999. Eaton's management strategy is to move in the opposite direction from the national chains regarding store size, merchandise mix and store locations. Its strategy to develop its prototype of locations with approximately 2,500 square feet, with high volume prescription departments, in neighborhood locations, has fared well over the past several years. Virtually all of Eaton's stores compete head-to-head with CVS and Walgreen stores.

      Pharmacies in supermarkets and deep discount stores, such as Wal-Mart, have not gained significant market share in the communities served by Eaton. Eaton currently occupies a niche in the market not covered by the larger chain stores. Average store size is approximately 2,500 square feet (versus 10,000 to 20,000 for the average chain), with the pharmacy department as the central focus to the customer. Eaton offers free delivery service of prescription medication to their clientele. This customer benefit gives Eaton an important competitive advantage for the shut-in customer. Eaton operates six full-time delivery vehicles with each vehicle averaging 75-100 deliveries per day. This service allows Eaton the ability to reach a broader geographic market and the ability to locate its stores in neighborhood settings rather than in high traffic, high cost shopping centers.

                                        8
    	"Any willing provider" legislation passed in Massachusetts has enabled Eaton to serve the Harvard/Pilgrim HMO as well as many other "locked out" sectors of the retail pharmacy market. Because of the increased available market, management expects sales growth to be positive, but with continuing pressure on margins. Therefore, management continues to focus energies on cost reductions from suppliers and cost containment at store level.

     	Assisted living facilities are transitory facilities for elderly patients unable to live at home alone but not brittle enough to require nursing home care. The U.S. Census predicts this market segment to be the largest growing housing sector in the nation over the next decade. Because these homes do not offer nursing care, yet cater to residents unable to manage their own medications, Eaton's management has recognized a tremendous opportunity to couple its prescription and delivery expertise to "out-service" the chain stores. Eaton's investment in specialized packaging equipment was with the intent of offering a "fool-proof" medication management system to residents in assisted living facilities. Eaton added an additional "Medicine on TimeTM" packaging system. This licensed packaging system caters to elderly clients who are unable to manage their medication regimens yet who are not frail enough for nursing home care. In addition to growth in the assisted living and home-bound sectors, many new customers have been gained by word of mouth throughout the visiting nurse and health center communities.

     	Consistent with its policy of requiring less than wholly-owned subsidiaries to reimburse us for its costs in providing management services, Eaton has a service agreement with us where it pays a fee equal to one-third of 1% of its net sales for the prior fiscal quarter in exchange for services performed. This fee is capped at $80,000 annually. Additionally, Eaton is required to reimburse us for additional legal, auditing and accounting fees.

Corporate

Nyer Nutritional Systems, Inc.

     	Nyer Nutritional is an 80% owned subsidiary started in December of 1996 and is based on five patents designed to promote a line of medical foods that have unique antimicrobial properties. Nyer Nutritional is currently inactive. Medical foods are regulated separately by the Food and Drug Administration, as opposed to dietary supplements and grocery food products. Most medical foods are prescribed by a physician and used for patients who have special dietary needs because of a disease or post-surgical medical condition. Nyer Nutritional ceased active operations in the fall of 1999. We have invested $2,243,689 into Nyer Nutritional as of the date of this report.

     	In October 1999, the Board of Directors approved a plan to dispose of its investment in Nyer Nutritional. However, Nyer Nutritional's letter of intent, to sell its assets, expired July 15, 2000. No further actions are contemplated until a resolution is reached on the pending lawsuit. Therefore, we have reported Nyer Nutritional as a discontinued operation in our financial statements in both 2000 and 1999. Nyer Nutritional did not have any sales in 2000.

     In December 2000, Nyer Nutritional filed a lawsuit in federal court in Maine against the proposed buyer. Please see Legal Proceedings section below for additional information.

                                        9
Genetic Vectors, Inc.

     	In December 1998, we wrote off our investment in Vectors. Currently, we own 739,216 shares of Vectors' common stock which we intend to sell from time to time in the over-the counter market. We believe our investment is impaired due to the illiquid nature of the Over-the-Counter Bulletin Board market on which Vectors' stock trades. Nyer has not sold any shares since December 1998.

Employees

     	We believe that our employees represent one of our most valuable resources. As of June 30, 2001, we had 116 full-time and 83 part-time employees. ADCO employs 34 full-time employees, including executive officers. ADCO South employs 6 full-time employees, Anton employs 11 full-time employees and 3 part-time employees, Conway employs 6 full-time employees and SCBA uses Conway's personnel, Eaton employs 55 full-time and 80 part-time employees, and Nyer Internet employs 3 full-time employees. Nyer directly employs one full-time person. None of the our employees are covered by a collective-bargaining agreement. Management believes that its relationship with its employees is excellent and has a loyal work force.

Description Of Property

     	Our executive offices, and those of ADCO and Nyer Internet, are currently located at 1292 Hammond Street, Bangor, Maine, where ADCO's warehouse and retail store are also located in our 23,000 square foot facility, which ADCO owns.
ADCO currently has a mortgage for $261,078 on the building. Our monthly costs, including mortgage payments and taxes (but excluding utilities) are $5,770.
ADCO also leases 2,640 square feet of office and warehouse space located in Henderson, Nevada. The monthly rental is $2,464. All sewer fees, water bills, electric bills, and other common areas charges are paid separately. The lease expires December 31, 2004.

     	ADCO South leases approximately 5,372 square feet of warehouse and office space located in West Palm Beach, Florida. The monthly rental is $2,916. The rent includes all taxes, sewer fees, water and electric bills. ADCO South is required to maintain public liability insurance, including bodily injury and property damage insuring both ADCO South and the Lessor. The lease expired December 31, 1999 and the space is rented on a month-to-month basis.

     	Anton leases approximately 5,295 square feet of warehouse and office space in Scarborough, Maine. The monthly rental is $2,427. All property tax, sewer, water, and electric bills and other common areas charges are paid separately.
The lease expires January 31, 2004.

     	Anton leases approximately 800 square feet of showroom and office space in Pembroke, New Hampshire. The monthly rental is $1,200, which includes all taxes, sewer fees, water and electric bills. The lease expired May 31, 1998 and the space is rented on a month-to-month basis.

     	Anton also leases approximately 2,000 square feet of warehouse and office space located in Wilmington, Massachusetts. The monthly rental is $1,500. Sewer fees, water and electric bills are paid separately by Anton. The lease expired February 1998 and the space is rented on a month-to-month basis.


                                        10
     	Conway leases approximately 4,000 square feet of warehouse and office space located in Haverhill, Massachusetts. The monthly rental is $2,380. Sewer fees, water and electric bills are paid separately by Conway. Their lease expires November 2002.

     	Eaton currently leases 11 stores, averaging approximately 2,000 square feet each, throughout the suburban Boston area. Their monthly lease payments range from $721 to $6,252. The leases have varying expiration dates with all having renewal options.

     	We believe our current premises are adequate for our current foreseeable needs.

Legal Proceedings

     	We are not a party to any material litigation except as described below. In February 1999, Nyer Nutritional filed a Complaint in the United States District Court for the District of Arizona against the independent contractors Nyer Nutritional engaged to package its tube feeding formulas and medical food products. Nyer Nutritional alleged that the companies breached their contract by providing defective and unfit products, were negligent, breached an express warranty, breached an implied warranty of merchantability, breached an implied warranty of fitness for intended purpose and misrepresented the efficacy of its products. Nyer Nutritional was seeking as yet unspecified damages in excess of $75,000, plus attorney's fees and costs. The defendants counterclaimed seeking damages for unpaid bills of approximately $300,000. Each party has denied any liability. The litigation was settled in January 2001 by the payment from the defendants to Nyer Nutritional in the amount of $370,000. All claims have been resolved and the matter is now closed.

     	In December 2000, Nyer Nutritional filed a Complaint in the United States District Court for the District of Maine against National Distribution and Contracting, Inc. and Entra-Safe, Inc., alleging that the defendants breached a confidentiality and non-use agreement entered into with Nyer Nutritional as part of a distribution agreement and a proposed agreement regarding the purchase of Nyer Nutritional's assets. Nyer Nutritional also brought claims of conversion, unjust enrichment and misappropriation of trade secrets against these defendants. Finally, Nyer Nutritional has alleged that the defendants wrongfully interfered with its relationship with its consultant. Nyer Nutritional seeks as yet unspecified damages in excess of $75,000, plus attorney's fees and costs. Defendants have counterclaimed making allegations of negligent and fraudulent misrepresentation and also seeking a declaratory judgement giving them rights to a patent in dispute. Each party has denied liability. The litigation is in the early stages of discovery with discovery to close later in 2001.

                               RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors before making an investment decision.

1.  We Have Experienced a History of Losses

Since 1992, Nyer has reported losses with the exception the quarter ended March 31, 1996. For the most recent quarter ended March 31, 2001, Nyer again reported an operating loss and negative cash flow from operations. No assurances can be given concerning Nyer's future operating results.
                                        11
The Health Care Business is Subject to Changing Technology

The health care business is subject to rapid and significantly changing technology including potential introduction of new types of products and technologies, which may have a material adverse impact upon Nyer's business. There can be no assurances that research and development by others will not render Nyer's businesses obsolete.

We Do Not Possess Depth in Our Management Depth

The success of Nyer is principally dependent upon the efforts of Mr. Samuel Nyer, Nyer's president and chairman of the board. With the exception of its medical products distribution companies, Nyer does not provide any operating support to its subsidiaries and limits its services principally to supplying accounting services to its subsidiaries. For this reason, Nyer has not needed the services of additional management beyond its three executive officers. As Nyer continues to grow, it may require the services of additional executives. The loss of Mr. Nyer's services and those of certain other key employees could have an adverse effect upon the business of Nyer. At the present time, Nyer has key-man insurance on the life of Mr. William Clifford, Jr., Vice-President of Sales, and does not have any on its other executive officers nor does it intend to do so. No assurances can be given that Nyer can replace Mr. Nyer or recruit suitable qualified executives, if necessary.

Control of Nyer is held By a Few Shareholders

Nyer's principal shareholder, Nyle International Corp. (Nyle), a corporation controlled by Mr. Samuel Nyer, owns 781,000 shares of common stock of Nyer. In addition, Nyle owns 2,000 shares of Class A preferred stock, which has voting rights equal to 2,000,000 shares of common stock of Nyer on all matters that come before the common shareholders for vote. Mr. Nyer personally owns 95,700 shares of common stock of Nyer and 1,000 shares of Class B preferred stock of Nyer, which has voting rights equal to 2,000,000 shares of common stock of Nyer on all matters that come before the common shareholders to vote.

Such holdings collectively represent approximately 63% of the voting securities of Nyer. As a result, Nyle and Mr. Nyer effectively control the voting power of Nyer. Accordingly, Nyle and Mr. Nyer are in the position to elect a majority of Nyer's directors and control the policies and operations of Nyer.

Many of Our Competitors Have Advantages Over Us

All aspects of Nyer's business are subject to significant competition. Many of Nyer's competitors generally have substantially greater financial resources and other competitive advantages. Such greater resources and advantages may reduce our chance for economic success.

Volatility in the Stock Market May Have a Negative Impact on the Price of Our Stock

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. Various factors and events including future announcements of technological innovations or new products by Nyer or its competitors, developments or disputes concerning, among other things, patents or proprietary

                                        12
rights, publicity regarding actual or potential results relating to products under development by Nyer or its competitors, regulatory developments in the United States, and economic and other external factors, as well as fluctuations in Nyer's financial results, may have a significant impact on the market price of the common stock of Nyer.

Investors Should Not Expect Dividends

Nyer intends to retain future earnings, if any, to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase any of the shares of common stock offered hereby.

ADCO is Dependent on Relationships with Vendors

ADCO distributes from its stock over 4,000 medical products manufactured by approximately 135 vendors and is dependent on these vendors for the manufacture and supply of products. During the 6-month period ended June 30, 2001, no vendor relationship accounted for more than 10% of ADCO's inventory purchases. ADCO's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, ADCO relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that ADCO will maintain good relations with its vendors.

The Companies, Which Comprise Nyer, Have Not Historically Operated as a Combined Business

The subsidiaries that comprise Nyer have been historically managed or operated as individual, stand-alone businesses. Although we believe that we have and can continue to successfully manage and operate these separate and individual businesses, we cannot be certain of this.

2.  Litigation and Liability Exposure Exists for US

In December 2000, Nyer Nutritional filed a Complaint in the United States District Court for the District of Maine against National Distribution and Contracting, Inc. and Entra-Safe, Inc., alleging that the defendants breached a confidentiality and non- use agreement entered into with Nyer Nutritional as part of a distribution agreement and a proposed agreement regarding the purchase of Nyer Nutritional's assets. Nyer Nutritional also brought claims of conversion, unjust enrichment and misappropriation of trade secrets against these defendants. Finally, Nyer Nutritional has alleged that the defendants wrongfully interfered with its relationship with its consultant. Nyer Nutritional seeks as yet unspecified damages in excess of $75,000, plus attorney's fees and costs. Defendants have counterclaimed making allegations of negligent and fraudulent misrepresentation and also seeking a declaratory judgement giving them rights to a patent in dispute. Each party has denied liability. Nyer Nutritional believes that the allegations of the defendants are without merit and intends to vigorously defend against the claims and to vigorously assert its claims against the defendants. However, the litigation is in the early stages of discovery, with discovery to close later in 2001, and there can be no assurance that this litigation will be ultimately resolved on terms that are favorable to Nyer Nutritional.
                                        13
Product Liability Claims May Arise in the Future

The sale of medical products entails the risk that users will make product liability claims. Although we are a distributor and not a manufacturer of medical products and are therefore less likely to be ultimately liable in a product liability suit, a product liability claim could be made against us and could be expensive for us. Our insurance may not provide adequate coverage against these claims.

3. The Success of ADCO Is Dependent on Qualified Sales Representatives

ADCO believes that to be successful it must continue to hire, train and retain highly qualified sales representatives. Due to the relationships developed between ADCO'S sales representatives and its customers, upon the departure of a sales representative, ADCO faces the risk of losing the representative's customers, especially if the representative were to act as a representative of ADCO'S competitors. ADCO generally requires its sales representatives to execute a non-competition agreement as a condition of their employment. Although courts have generally upheld the terms of non-competition agreements similar to ADCO's in the past, there can be no assurance that such agreements will be upheld in the future.

ADCO Relies Third-Party Shippers

Because ADCO believes that its success to date is dependent in part upon its ability to provide prompt, accurate and complete service to its customers on a price-competitive basis, any material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Strikes or other service interruptions affecting United Parcel Service or other common carriers used by ADCO to ship its products could impair ADCO's ability to deliver products on a timely and cost-effective basis. In addition, because ADCO typically bears the cost of shipment to its customers, any increase in shipping rates could have an adverse effect on ADCO's operating results.

Our Success May Vary With Regulation of and Changes in the Practice of Medicine

The health care industry is subject to extensive government regulation, licensure and operating procedures. Nyer cannot predict the impact that present or future regulations may have on operations of ADCO or Eaton. Eaton's pharmacists also may have a duty to warn customers regarding potential negative effects of a prescription drug if the warning could reduce or negate these effects. Additionally, Eaton is subject to federal Drug Enforcement Agency and state regulations relating to pharmacy operations, purchasing, storing and dispensing of controlled substances. Moreover, as consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom ADCO has not had prior selling relationships. There can be no assurance that ADCO will be able to maintain its customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. Also, national health care reform has been the subject of a number of legislative initiatives by Congress. Due to uncertainties regarding the ultimate features of health care reform initiatives and their enactment and implementation, ADCO and Eaton cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what

                                        14

impact they may have on ADCO, Eaton or their customers. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors of their strategies to respond to reform initiatives and general industry conditions could produce volatility in the trading and market price of Nyer common stock.

Pricing Pressures From Health Care Providers and Third-Party Payors Exists for
Us

The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by ADCO. In addition, any substantial delays in reimbursement, significant reduction in coverage or payment rates from third party payors can have a material adverse effect on our retail pharmacy business. Pharmacy sales to third party plans accounted for 87 % of our total pharmacy sales for fiscal 2000 and for the first quarter of 2001.































                                        15

USE OF PROCEEDS
The shares covered by this prospectus are being offered by a selling security holder and not by us. Consequently, we will not receive any proceeds from the sale of these shares.

SELLING SECURITY HOLDER

The selling security holder whose 15,873 shares of our common stock is covered by this prospectus is Alliance Capital Resources, Inc. (Alliance). Alliance received such shares pursuant to the Agreement, dated as of June [___], 2001, between Alliance and us. If Alliance transfers any such shares, the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in a supplement to this prospectus.

PLAN OF DISTRIBUTION

The selling security holder may sell shares:

* through the Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

* directly to purchasers or through agents, brokers, dealers or underwriters;

*  and

* at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     If the selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Ehrenreich Eilenberg & Krause LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Nyer Medical Group, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of Sweeney, Gates & Co., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.




                                        16
The financial statements, as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Nyer Medical Group, Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

















































                                        17

                                       PART II

Item 14.  Other Expenses of Issuance and Distribution

The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.


Securities and Exchange Commission registration fee	    $    10.00
Accounting fees and expenses	                              7,500.00
Legal fees and expenses 	                             15,000.00
Miscellaneous	                                          1,000.00
Total	                                                    $23,510.00


Item 15.  Indemnification of Directors and Officers

Our articles of incorporation provide that we shall indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Florida law as it now exists. We have entered into Indemnification Agreements with our officers and directors providing for indemnification to the fullest extent under Florida law and containing an advancement of expenses provision. Florida law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable for negligence or misconduct, such indemnification shall apply only if approved by the court in which the action was pending. Any other indemnification shall be made only after the determination by our Board of Directors (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits.

10.1 Agreement between the Registrant and Alliance Capital Resources, Inc., dated as of July 24, 2001

 5.1  Opinion of Ehrenreich Eilenberg & Krause LLP

23.1	Consent of Ehrenreich Eilenberg & Krause LLP (included in Exhibit 5.1)

23.2	Consent of Sweeney, Gates & Co.
                                        II-1

23.3	Consent of PricewaterhouseCoopers, LLP

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

* (i)	To include any prospectus required by Section 10(a)(3) of the Securities
      Act of 1933;

* (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

* (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and




                                        II-2
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.











                                        II-3

































                                     SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangor, Maine, on the 30 day of July 2001.

Nyer Medical Group, Inc.


By: /s/ Samuel Nyer
Samuel Nyer,
Chairman of the Board, President,
Secretary and Director (Principal
Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Samuel Nyer and Karen L. Wright and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Samuel Nyer and Karen L. Wright, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

By: /s/ Samuel Nyer
Samuel Nyer,
Chairman of the Board, President,
Secretary and Director (Principal
Executive Officer)
July 30, 2001


By:
William J. Clifford, Jr.,
Vice-President - Sales and Director
July 30, 2001


By: /s/ Karen L. Wright

Karen L. Wright,
Treasurer, Vice-President - Finance,
Assistant Secretary and Director
(Principal Financial and Accounting Officer)
July 30, 2001



                                        S-1


By:/s/ Stanley Dudrick, M.D.

Stanley Dudrick, M.D., Director
July 30, 2001


By: /s/ Donato Mazzola
Donato Mazzola, Director
July 30, 2001


By:
Donald C. Lewis, Jr., Director
July 30, 2001


By: /s/ Kenneth L. Nyer, M.D.

Kenneth L. Nyer, M.D., Director
July 30, 2001


































                                        S-2


								EXHIBIT 10.1



	                       AGREEMENT

Agreement dated as of July 24, 2001, between NYER MEDICAL GROUP, INC., a
Florida corporation (with its successors and assigns, hereinafter referred to as the "Corporation"), and ALLIANCE CAPITAL RESOURCES, INC., a California corporation (with its successors and assigns, hereinafter referred to as "Alliance").


                  	PRELIMINARY STATEMENT

In June of 2000, Alliance loaned the Corporation 15,873 shares of common stock of the Corporation, which was publicly tradable (the "Loaned Stock"). The Loaned Stock was placed into an escrow account for the benefit of the Corporation pursuant to an escrow agreement. The Loaned Stock was distributed to a third party under the terms of the escrow agreement, and, upon the terms and subject to the conditions of this Agreement, the Corporation now wishes to provide Alliance with 15,873 shares of publicly tradable common stock of the Corporation as a return of the Loaned Stock (the "New Stock").


                  	AGREEMENT

Alliance and the Corporation therefore agree as follows:

1. The Corporation hereby issues to Alliance the New Stock as a return of the Loaned Stock.

2. Subject to the terms of this Agreement, the Corporation shall use its best efforts to register the New Stock under the Securities Act of 1933, as amended (the "Securities Act"), on any Securities and Exchange Commission form (a "Registration Statement") which the Corporation deems appropriate.

3. The Corporation will notify Alliance, at any time when a prospectus relating to the New Stock covered by a Registration Statement of the Corporation is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the
statements therein not misleading.   The Corporation will use its best efforts
to promptly amend or supplement the Registration Statement to correct any such untrue statement or omission.

4. Alliance hereby agrees to cooperate with the Corporation in connection with the preparation and filing of any Registration Statement by the Corporation with respect to the New Stock. In addition, Alliance agrees that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 3, Alliance will immediately discontinue disposition of the New Stock pursuant to the Registration Statement covering the New Stock until Alliance's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3 and, if so desired by the Corporation, Alliance shall deliver to the Corporation (at the expense of the Corporation) or destroy (and deliver to the Corporation a certificate of such destruction) all copies, other than the permanent file copies then in Alliance's possession, of the prospectus covering such New Stock current at the time of receipt of such notice.

5.  Alliance hereby represents and warrants to the Corporation as follows:

		(a) 	Alliance has been furnished with all materials relating to the
Corporation and its proposed activities (including without limitation the
Registration Statement proposed to be filed with respect to the New Stock) which
Alliance has requested and has been afforded the opportunity to obtain any additional information necessary with respect to the New Stock.

		(b)	The Corporation has answered all inquiries made by Alliance
concerning the Corporation and its proposed activities, or any other matters relating to the Registration Statement and the proposed operations of the
Corporation.

6. All notices and other communications pursuant to this Agreement shall be in writing, either hand delivered or sent by certified or registered mail with charges prepaid or by commercial courier guaranteeing next business day delivery, or sent by facsimile machine, and shall be addressed:

			(i)	in the case of the Corporation, to the Corporation at
its principal office, 1292 Hammond Street, Bangor, Maine  04401, Attention: Ms.
Karen Wright (Facsimile No. 207-941-9392); and

			(ii)	in the case of Alliance, to John Sutton at c/o Alliance
Capital Resources, Inc., 3027 S. Peck Avenue #5, San Pedro, California 90731
(Facsimile No. 310-514-0053).

Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it was directed, (ii) if sent by facsimile machine and properly addressed in accordance with the foregoing provisions of this
Section 6, when received by the addressee, (iii) if sent by commercial courier guaranteeing next business day delivery, on the business day following the date of delivery to such courier, or (iv) if sent by first-class mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this Section 6, (A) when received by the addressee, or (B) on the third business day following the day of dispatch thereof, whichever of (A) or (B) shall be the earlier.

7. This Agreement shall inure to the benefit of and be binding upon Alliance and his successors and assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Alliance's rights and obligations under this Agreement may only be assigned or delegated if the New Stock is assigned to the same party to which the rights hereunder are assigned or delegated, and such assignment of New Stock is not in violation of the Securities Act or any state securities laws as set forth in the written opinion of counsel to Alliance, reasonably satisfactory to the Corporation. The Corporation's rights and obligations under this Agreement shall not be assigned or delegated.

8. This Agreement may not be amended or modified except by an instrument in writing signed by the Corporation and Alliance.

9. This agreement shall be governed by and construed in accordance with the laws of the State of Florida. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

10. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein and therein.

12. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the plural form of names, defined terms, nouns and pronouns shall include the singular and vice-versa.

13. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NYER MEDICAL GROUP, INC.

By:	/s/ Samuel Nyer
_____________________________
Samuel Nyer, President


ALLIANCE CAPITAL RESOURCES, INC.

By:  /s/ John B. Sutton, Jr.
_____________________________
John B. Sutton, Jr., President


















EXHIBIT 5.1

August 2, 2001

Nyer Medical Group, Inc.
1292 Hammond Street
Bangor, Maine  04401

Re:	Registration Statement on Form S-3 Relating to 15,873 Shares of Common Stock

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), relating to up to 15,873 shares of Common Stock, par value $.0001 per share, of Nyer Medical Group, Inc. (the "Company") that the Registration Statement contemplates will be sold by a selling security holder.

We have reviewed copies of the Articles of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon the certificate of an officer of the Company and upon certificates of public officials.

Based upon and subject to the foregoing, we are of the opinion that the 15,873 shares of Common Stock of the Company that are being offered by the selling security holder have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
Ehrenreich Eilenberg & Krause LLP















EXHIBIT 23.2


		CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Nyer Medical Group, Inc.

	We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2001 relating to the financial statements which appear in Nyer Medical Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Sweeney, Gates & Co.


Fort Lauderdale, Florida
July 30, 2001





































										EXHIBIT 23.3


             		CONSENT OF INDEPENDENT ACCOUNTANTS



	We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 7, 2000 relating to the financial statements, which appears in Nyer Medical Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP



Portland, Maine
July 30, 2001